EXHIBIT 99.2

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Raises Cash Dividend 67% to an Annual Rate of $0.20 Per Share

Warrendale, PA, March 9, 2005 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that its Board of Directors voted to raise its cash dividend payment by 67% to an annual rate of $0.20 per share, from $0.12 per share. A quarterly cash dividend of $0.05 per share was declared and is payable on April 8, 2005, to stockholders of record at the close of business on March 25, 2005.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 777 AE stores in 49 states, the District of Columbia and Puerto Rico, and 69 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857